Exhibit 99

Marriott Announces Starwood Guest Reservation Database Security Incident

BETHESDA, MD - November 30, 2018 - Marriott has taken measures to investigate and address a data security incident involving the Starwood guest reservation database. On November 19, 2018, the investigation determined that there was unauthorized access to the database, which contained guest information relating to reservations at Starwood properties* on or before September 10, 2018.

On September 8, 2018, Marriott received an alert from an internal security tool regarding an attempt to access the Starwood guest reservation database in the United States. Marriott quickly engaged leading security experts to help determine what occurred. Marriott learned during the investigation that there had been unauthorized access to the Starwood network since 2014. The company recently discovered that an unauthorized party had copied and encrypted information, and took steps towards removing it. On November 19, 2018, Marriott was able to decrypt the information and determined that the contents were from the Starwood guest reservation database.

The company has not finished identifying duplicate information in the database, but believes it contains information on up to approximately 500 million guests who made a reservation at a Starwood property. For approximately 327 million of these guests, the information includes some combination of name, mailing address, phone number, email address, passport number, Starwood Preferred Guest (“SPG”) account information, date of birth, gender, arrival and departure information, reservation date, and communication preferences. For some, the information also includes payment card numbers and payment card expiration dates, but the payment card numbers were encrypted using Advanced Encryption Standard encryption (AES-128).  There are two components needed to decrypt the payment card numbers, and at this point, Marriott has not been able to rule out the possibility that both were taken. For the remaining guests, the information was limited to name and sometimes other data such as mailing address, email address, or other information.

Marriott reported this incident to law enforcement and continues to support their investigation. The company has already begun notifying regulatory authorities.

“We deeply regret this incident happened,” said Arne Sorenson, Marriott’s President and Chief Executive Officer. “We fell short of what our guests deserve and what we expect of ourselves. We are doing everything we can to support our guests, and using lessons learned to be better moving forward.”

“Today, Marriott is reaffirming our commitment to our guests around the world. We are working hard to ensure our guests have answers to questions about their personal information, with a dedicated website and call center. We will also continue to support the efforts of law enforcement and to work with leading security experts to improve. Finally, we are devoting the resources necessary to phase out Starwood systems and accelerate the ongoing security enhancements to our network,” Mr. Sorenson continued.

Guest Support

Marriott has taken the following steps to help guests monitor and protect their information:

Dedicated Website and Call Center

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We have established a dedicated website (info.starwoodhotels.com) and call center to answer questions you may have about this incident. The frequently-asked questions on info.starwoodhotels.com may be supplemented from time to time. The call center is open seven days a week and is available in multiple languages. Call volume may be high, and we appreciate your patience.

Email Notification

•	Marriott will begin sending emails on a rolling basis starting today, November 30, 2018, to affected guests whose email addresses are in the Starwood guest reservation database.

Free WebWatcher Enrollment

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Marriott is providing guests the opportunity to enroll in WebWatcher free of charge for one year. WebWatcher monitors internet sites where personal information is shared and generates an alert to the consumer if evidence of the consumer’s personal information is found. Due to regulatory and other reasons, WebWatcher or similar products are not available in all countries. Guests from the United States who activate WebWatcher will also be provided fraud consultation services and reimbursement coverage for free. To activate WebWatcher, go to info.starwoodhotels.com and click on your country, if listed, for enrollment.

Marriott is furnishing a Form 8-K with the SEC attaching a copy of this press release and presenting certain other information with respect to the incident.

* Starwood brands include: W Hotels, St. Regis, Sheraton Hotels & Resorts, Westin Hotels & Resorts, Element Hotels, Aloft Hotels, The Luxury Collection, Tribute Portfolio, Le Méridien Hotels & Resorts, Four Points by Sheraton and Design Hotels. Starwood branded timeshare properties are also included.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 6,700 properties in 30 leading hotel brands spanning 129 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Contacts:

Connie Kim
301-380-4028
NewsRoom@marriott.com

IRPR#1